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                                                                    EXHIBIT 23.7

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the American Real Estate Partners, L.P.'s Registration Statement (Form S-4 No. 333-125986) and related Prospectus of American Real Estate Partners, L.P. for the registration of $480,000,000 7 1/8% Senior Notes and to the incorporation by reference therein of our report dated August 3, 2005 (except
Note 18 as to which the date is August 8, 2005) with respect to the consolidated financial statements of WestPoint Stevens Inc. as of December 31, 2004 and 2003 and for the three years in the period ended December 31, 2004 included in American Real Estate Partners, L.P.'s From 8-K/A dated October 21, 2005, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Atlanta, Georgia
November 30, 2005